Exhibit 5.1
August 14, 2018
LendingClub Corporation
71 Stevenson Street, Suite 1000
San Francisco, California 94105

Re:	LendingClub Corporation
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to LendingClub Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) of up to 25,714,908 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “EIP Shares”) that may be issued pursuant to the Company’s 2014 Equity Incentive Plan (the “EIP”) and (ii) up to 4,650,206 shares of Common Stock (the “ESPP Shares” and, together with the EIP Shares, the “Shares”) that may be issued pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP” and, together with the EIP, the “Plans”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering the opinions stated herein, we have examined and relied upon the following:
(a)the Registration Statement;
(b)an executed copy of a certificate of Russell Elmer, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(c)a copy of the EIP, certified pursuant to the Secretary’s Certificate;
(d)a copy of the ESPP, certified pursuant to the Secretary’s Certificate;
(e)a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of July 27, 2018, and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

LendingClub Corporation
August 14, 2018

(g)a copy of certain resolutions of the Board of Directors of the Company, adopted on November 26, 2014, December 13, 2017 and June 27, 2018, certified pursuant to the Secretary’s Certificate;
(h)copies of the Company’s Restated Certificate of Incorporation as in effect on each of November 26, 2014 and December 13, 2017, each certified pursuant to the Secretary’s Certificate;
(i)copies of the Company’s Restated Bylaws, as in effect on each of November 26, 2014 and December 13, 2017, each certified pursuant to the Secretary’s Certificate; and
(j)a copy of the action by written consent of the Stockholders of the Company reflecting the approval of the Plans.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
In rendering the opinion set forth below, we have also assumed that (i) an appropriate account statement evidencing Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plans will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

LendingClub Corporation
August 14, 2018

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

TJI